UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 5, 2007

Summit Financial Group, Inc.

(Exact name of registrant as specified in its charter)

                                                         West Virginia                                                                    No. 0-16587                                                                      55-0672148
                                        (State or other jurisdiction of                                              (Commission File Number)                                                          (I.R.S. Employer
                                         incorporation or organization)                                                                                                                                                   Identification No.)

300 North Main Street
Moorefield, West Virginia 26836
(Address of Principal Executive Offices)

(304) 530-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ X ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Effective December 6, 2007, Summit Financial Group, Inc. (“Summit”) and Greater Atlantic Financial Corp. (“GAFC”), the holding company for Greater Atlantic Bank (“GAB”), amended Section 9.01(c) of their Agreement and Plan of Reorganization dated as of April 12, 2007 (the Agreement”), providing for the merger of GAFC with and into Summit (the “Merger”).   The amendment to Section 9.01(c) extends to March 31, 2008, the date on which the Agreement may be terminated if the Merger is not consummated by that date.  Accordingly, Summit now anticipates closing on its acquisition of GAFC in the first quarter of 2008.

A copy of the amendment is attached as Exhibit 2.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On December 5, 2007, Summit exercised the cash alternative provided in the Letter of Intent dated November 21, 2007, by and among Summit, Danny L. Wiginton, Commonwealth Savingshares Corporation, SOUTHBank FSB, and Corinthian Mortgage Corporation (the “Letter of Intent”).  As previously disclosed, Summit entered into the  Letter of Intent to settle the civil action styled Corinthian Mortgage Corporation v. Summit Financial LLC et al.. (the “Litigation”).

Under the Letter of Intent, Summit and CSC agreed to negotiate in an effort to enter into a definitive merger agreement to purchase CSC for a combination of stock and cash equal to $52.5 million.  However, at any time prior to execution of a definitive merger agreement, Summit, CSC, and CSC’s principal shareholder (Danny L. Wiginton) each had the right, in its or his sole discretion to choose not to pursue the acquisition of CSC by Summit and to terminate the Letter of Intent.  In such case, Summit would pay Corinthian, CSC and Wiginton the total sum of $10.5 million as consideration (i) for settling the Litigation and (ii) as a break-up fee.

After due consideration, Summit believes exercise of the cash alternative is in the best interests of Summit and its shareholders.  Accordingly, Summit has elected to pay to Corinthian, CSC and Wiginton the total sum of $10.5 million.  $1.25 million of this total amount will be paid by Summit’s insurance carrier.

As a result of the settlement, Summit will recognize a one-time after-tax charge in fourth quarter of 2007 of $5.7 million ($9.25 million pre- tax).

FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the actual amount of the charge to be recognized  by Summit (ii) Summit’s plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “targets”, “projects”, “approximately” or words of similar meaning generally intended to identify forward-looking statements.  These forward-looking statements are based upon the current beliefs and expectations of the respective management of Summit and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Summit.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Summit’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Internet site (http://www.sec.gov).

Summit cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Summit or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Summit does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

 Additional Information and Where to Find It

Shareholders of Greater Atlantic and other investors are urged to read the proxy statement/prospectus included in the registration statement on Form S-4 that Summit has filed with the Securities and Exchange Commission, but which has not yet been declared effective, in connection with the proposed merger, because it contains important information about Summit, Greater Atlantic, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. Investors are able to obtain all documents filed with the SEC by Summit free of charge at the SEC’s Internet site (http://www.sec.gov).  In addition, documents filed with the SEC by Summit are available free of charge from the Assistant Secretary of Summit Financial Group, Inc., 300 N. Main Street, Moorefield, West Virginia 26836; telephone (304) 530-1000.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibit:

2.1  Amendment to Agreement and Plan of Reorganization dated as of December 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL GROUP, INC.

Date:  December 10, 2007                                                                           By:            /s/  Robert S. Tissue
                        Robert S. Tissue
                        Senior Vice President &
                        Chief Financial Officer